Exhibit 99.1

PRESS RELEASE For Immediate Release
Contact:	Lee Underwood External Communications (706) 644-0528

Kevin Blair to join Synovus as new Chief Financial Officer

COLUMBUS, GA., JULY 11, 2016 —Synovus Financial Corp (NYSE: SNV) today announced the appointment of Kevin Blair as executive vice president and chief financial officer, effective August 17. Blair currently serves as corporate treasurer of SunTrust Banks. He succeeds Tommy Prescott, who announced his retirement earlier this year after nearly 30 years of service.

“We are pleased that Kevin has decided to join Synovus as chief financial officer,” said Kessel D. Stelling, chairman and CEO of Synovus. “He is a deeply experienced banker and corporate finance executive, with a strong appreciation for the vital role banks play in serving customers and communities.”

Prior to becoming corporate treasurer in 2015 and for the past 18 years, Blair served in various capacities with SunTrust, including director of SunTrust’s commercial specialty segment, chairman and chief executive officer of SunTrust’s Georgia/North Florida region, and in leadership roles in such areas as corporate strategy, line management, strategic finance, and credit risk management. He began his financial services career at Signet Bank in Richmond, Virginia in 1995.

Blair currently serves on the board of directors for the Bank Administration Institute (BAI) and the Atlanta Area Council for the Boy Scouts of America. He was previously a director on the Georgia Chamber of Commerce Board, where he also served as the vice chair of the Tax and Finance committee, as well as on the board of America’s Second Harvest for the Coastal Region.

Blair earned a bachelor’s degree in Management and Economics from James Madison University and an MBA from George Washington University.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $29 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services to customers through 28 locally-branded divisions, 253 branches, and 335 ATMs in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was recognized as one of America’s Most Reputable Banks by American Banker and the Reputation Institute in 2015 and 2016. Synovus is on the web at synovus.com, on Twitter @synovus, and on LinkedIn at http://linkedin.com/company/synovus